Exhibit 10.2

FIRST AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN HOMES 4 RENT, L.P.

DESIGNATION OF 3.5% CONVERTIBLE PREFERRED UNITS

December 31, 2012

Pursuant to Section 4.2 and Section 14.1.B of the Agreement of Limited Partnership of American Homes 4 Rent, L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance to American Homes 4 Rent, LLC (“AH4R LLC”) of 3.5% Convertible Preferred Units (as defined below) of American Homes 4 Rent, L.P. (the “Partnership”) in exchange for the contribution by AH4R LLC of a Class B membership interest in American Homes 4 Rent Investments, LLC:

1. Designation and Number. A series of Preferred Units (as defined below), designated the “3.5% Convertible Preferred Units” is hereby established. The number of authorized Preferred Units shall be 653,492.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Base Liquidation Preference” means $15.00 per 3.5% Convertible Preferred Unit.

“Class A Units” means the Partnership’s Class A Units.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distributions” shall have the meaning provided in Section 6(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Partnership Agreement.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Preferred Return” shall have the meaning provided in Section 5(a).

“Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

3. Maturity. The 3.5% Convertible Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Rank. The 3.5% Convertible Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all Class A Units, Class B Units, LTIP Units, and any class or series of Preferred Units expressly designated as ranking junior to the 3.5% Convertible Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on a parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the 3.5% Convertible Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the 3.5% Convertible Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the 3.5% Convertible Preferred Units prior to conversion or exchange. The 3.5% Convertible Preferred Units will also rank junior in right of payment to the Partnership’s existing and future indebtedness.

5.	Distributions.

(a) Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of 3.5% Convertible Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 3.5% per annum of the Base Liquidation Preference per unit (equivalent to a fixed annual amount of $0.525 per unit) (the “Preferred Return”). Distributions on the 3.5% Convertible Preferred Units shall accrue and be cumulative from (and including) the date of original issue of any 3.5% Convertible Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the 15th day of each January, April, July and October of each year (each, a “Preferred Unit Distribution Payment Date’’); provided, however, if any Preferred Unit Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Preferred Unit Distribution Payment Date may be paid on the next succeeding business day with the same force and effect as if paid on such Preferred Unit Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Preferred Unit Distribution Payment Date to such next succeeding business day. “Business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. A “distribution period” shall mean the period commencing from, and including, the Preferred Unit Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date. The initial distribution period shall be the period from, and including, January 1, 2013 to, but excluding, April 1, 2013. The amount of any distribution payable on the 3.5% Convertible Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the 3.5% Convertible Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the last business day of the calendar quarter prior to the applicable Preferred Unit Distribution Payment Date or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than ten days prior to such Preferred Unit Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distributions on the 3.5% Convertible Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, distributions on the 3.5% Convertible Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d) Except as provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Class A Units, Class B Units, LTIP Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Class A Units, Class B Units, LTIP Units or Junior Preferred Units) for any period, nor shall Class A Units, Class B Units, LTIP Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for, Class A Units, Class B Units, LTIP Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of 3.5% Convertible Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the 3.5% Convertible Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the 3.5% Convertible Preferred Units and any Parity Preferred Units, all distributions declared on the 3.5% Convertible Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per 3.5% Convertible Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per 3.5% Convertible Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on 3.5% Convertible Preferred Units which may be in arrears.

(f) Holders of 3.5% Convertible Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the 3.5% Convertible Preferred Units as provided above. Any distribution made on the 3.5% Convertible Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remains payable. Accrued but unpaid distributions on 3.5% Convertible Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

(g) For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

6.	Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Class A Units, Class B Units, LTIP Units, or Junior Preferred Units, the holders of the 3.5% Convertible Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership and any liquidation preference owing in respect of any Senior Preferred Units, a liquidation preference in cash or property at fair market value, as determined by the General Partner, of $15.00 per 3.5% Convertible Preferred Unit, plus an amount equal to any accrued and unpaid distributions to, but not including, the date of payment or the date the amount for payment is set apart for payment (the “Liquidating Distributions”).

(b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding 3.5% Convertible Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of 3.5% Convertible Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

(c) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the 3.5% Convertible Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the 3.5% Convertible Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

(d) After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of 3.5% Convertible Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(e) For the avoidance of doubt, the consolidation or merger of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

7.	Optional Redemption.

(a) The 3.5% Convertible Preferred Units are not redeemable prior to January 2, 2018, except as otherwise provided in this Section 7. On and after January 2, 2018, the Partnership, at its option, upon not less than 30 nor more than 60 days’ written notice, may redeem the 3.5% Convertible Preferred Units, in whole or from time to time in part, for cash, at a redemption price equal to $15.00 per 3.5% Convertible Preferred Unit, plus any accrued and unpaid distributions thereon to, but not including, the date fixed for redemption (the “Redemption Date”). If fewer than all of the outstanding 3.5% Convertible Preferred Units are to be redeemed, the 3.5% Convertible Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot or in such other equitable method determined by the Partnership in its sole discretion.

(b) Unless full cumulative distributions on all 3.5% Convertible Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no 3.5% Convertible Preferred Units shall be redeemed unless all outstanding 3.5% Convertible Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any 3.5% Convertible Preferred Units (except by conversion into or exchange for, or options, warrants or rights to purchase or subscribe for Class A Units, Class B Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of 3.5% Convertible Preferred Units by the Partnership in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of 3.5% Convertible Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding 3.5% Convertible Preferred Units.

(c) Immediately prior to any redemption of 3.5% Convertible Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions on the 3.5% Convertible Preferred Units to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Unit Distribution Payment Date, in which case each holder of 3.5% Convertible Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units before such Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on 3.5% Convertible Preferred Units for which a notice of redemption has been given.

(d) Notice of redemption of the 3.5% Convertible Preferred Units shall be mailed by the Partnership to each holder of record of the 3.5% Convertible Preferred Units to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date at such holder’s address as the same appears on the records of the Partnership. A failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any 3.5% Convertible Preferred Units except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the redemption price; (iii) the number of 3.5% Convertible Preferred Units to be redeemed; (iv) the place or places where the 3.5% Convertible Preferred Units are to be surrendered for payment of the redemption price and the procedures applicable thereto; and (v) that distributions on such 3.5% Convertible Preferred Units to be redeemed will cease to accrue on such Redemption Date. If less than all of the 3.5% Convertible Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of 3.5% Convertible Preferred Units held by such holder to be so redeemed.

(e) Holders of 3.5% Convertible Preferred Units to be redeemed shall surrender such 3.5% Convertible Preferred Units at the place or places designated in such notice and, upon surrender of the units, such 3.5% Convertible Preferred Units shall be redeemed by the Partnership at the redemption price plus any accrued and unpaid distributions payable upon such redemption. If notice of redemption of any of the 3.5% Convertible

Preferred Units has been given and if the funds necessary for such redemption have been set apart by the Partnership for the benefit of the holders of any 3.5% Convertible Preferred Units so called for redemption, then, from and after the Redemption Date, distributions will cease to accrue on such 3.5% Convertible Preferred Units, such 3.5% Convertible Preferred Units shall no longer be deemed outstanding and all rights of the holders of such 3.5% Convertible Preferred Units will terminate, except the right to receive the redemption price and any accrued and unpaid distributions to, but not including, the Redemption Date; provided, however, if the Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Unit Distribution Payment Date, each holder of 3.5% Convertible Preferred Units so called for redemption at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Preferred Unit Distribution Payment Date notwithstanding the redemption of such units before such Preferred Unit Distribution Payment Date.

(f) All 3.5% Convertible Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

8. Voting Rights. Holders of the 3.5% Convertible Preferred Units will not have any voting rights.

9. Conversion. The 3.5% Convertible Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein. Commencing June 30, 2013, a holder of 3.5% Convertible Preferred Units has a one-time right to tender all (no partial conversions are permitted) of its 3.5% Convertible Preferred Units for redemption and, upon such tender for redemption, the Partnership shall issue in exchange for the tendered 3.5% Convertible Preferred Units, on a one-for-one basis, Class A Units in the Partnership .

10. Allocation of Profit and Loss. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of 3.5% Convertible Preferred Units in accordance with Article VI of the Partnership Agreement.

11. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN HOMES 4 RENT

By:	/s/ David Singelyn
Name: David Singelyn
Title: Chief Executive Officer